Exhibit 99.1

Vision-Sciences Announces Record Revenue of $4.6 Million for Fourth Quarter and $16.7 Million for Full Year Fiscal 2012

Orangeburg, NY – May 15, 2012 – Vision-Sciences, Inc. (NASDAQ: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today announced financial results for its fourth quarter and full year fiscal 2012, ended March 31, 2012.

Fourth Quarter Fiscal Year 2012 and Recent Highlights
•	Fourth quarter fiscal 2012 net sales increased 42% to $4.6 million from $3.2 million in fourth quarter fiscal 2011;
•	Medical sales increased 49% to $3.7 million, primarily driven by higher urology and pulmonology sales;
•	Gross profit increased 54% to $1.2 million;
•	Net loss of $3.1 million, or $0.07 per basic and diluted share; and
•	Signed a purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), for the sale of up to $15 million of the Company’s common stock, including an initial investment of $1 million.

Full Year Fiscal 2012 Highlights
•	Full year fiscal 2012 net sales increased 53% to $16.7 million from $10.9 million in full year fiscal 2011;
•	Medical sales increased 64% to $13.7 million, primarily driven by higher urology sales and shipments to SpineView;
•	Gross profit increased 74% to $5.1 million; and
•	Net loss of $11.0 million, or $0.25 per basic and diluted share.

“We are pleased to have delivered solid results in our fourth quarter and full year fiscal 2012,” commented Cynthia Ansari, Chief Executive Officer of Vision-Sciences, Inc. “We offer a unique solution to a major issue facing healthcare today - the risk of cross-contamination in endoscopy due to ineffective sterilization and complex reprocessing procedures.  We address this unmet clinical need as the only provider of sterile, high-performance, flexible endoscopic technology.”

“One of our top priorities has been to enhance our domestic sales force by adding high caliber medical device representatives who have on average 10 years of medical device experience, with demonstrated success over time,” concluded Ansari.

Results of Operations

Fourth Quarter Fiscal Year 2012 versus Fourth Quarter Fiscal Year 2011

Net sales in the fourth quarter of fiscal 2012 were $4.6 million compared to $3.2 million for the same period a year ago, an increase of $1.4 million, or 42%, driven primarily by a 49% increase in Medical sales to $3.7 million from $2.5 million. Industrial sales improved 19% to $0.9 million.

Sequentially, net sales for the fourth quarter increased 6% to $4.6 million from $4.3 million as reported during the third quarter of fiscal 2012.

Net sales detail (in thousands, except for percentages) for the fourth quarter 2012 and 2011 were as follows:

	Three Months Ended
	March 31,
Market/Category	2012	2011	Difference	%
Urology	$1,916	$1,260	$656	52%
ENT / TNE	679	673	6	1%
Pulmonology	331	75	256	341%
Spine	225	19	206	1084%
Repairs, peripherals, and accessories	527	435	92	21%
Total medical sales	3,678	2,462	1,216	49%
Total industrial sales	913	765	148	19%
Net sales	$4,591	$3,227	$1,364	42%

Gross profit for the fourth quarter of fiscal 2012 was $1.2 million, which represents an increase of $0.4 million, or 54%, over the same period in fiscal 2011.  Gross margin for the period increased 200 basis points to 26% from 24% in the fourth quarter of fiscal 2011.  The expansion of gross margin was primarily attributable to a more favorable sales mix and favorable manufacturing variances.

Selling, general and administrative (“SG&A”) expenses were $3.0 million in the fourth quarter of fiscal 2012, an increase of $92,000, or 3%. This increase in expense was largely driven by higher stock-based compensation expense.  As a percentage of sales, SG&A decreased to 65% compared to 90% reported during the same period last year.

Research and development (“R&D”) expenses were $994,000, a decrease of $533,000, or 35% in the fourth quarter of fiscal 2012. This decrease in expense was due to reduced R&D costs related to supporting the Company’s video imaging platform.  As a percentage of sales, R&D decreased to 22%, which compares to 47% reported during the same period last year.

The Company’s operating loss decreased to $2.8 million, or 24% during the fourth quarter of fiscal 2012 driven largely by higher gross profit and lower R&D expenses.

Full Year Fiscal 2012 versus Full Year Fiscal 2011

Net sales were $16.7 million in the full year fiscal 2012, an increase of $5.8 million, or 53%, compared to $10.9 million reported during the full year fiscal 2011. Growth was driven primarily by a 64% increase in Medical sales to $13.7 million for the full year compared to $8.4 million for the prior year due to higher urology sales and shipments to SpineView.  Industrial sales improved 17% to $3.0 million.

Net sales detail (in thousands, except for percentages) for the full year fiscal 2012 were as follows:

	Fiscal Year Ended
	March 31,
Market/Category	2012	2011	Difference	%
Urology	$7,167	$3,731	$3,436	92%
ENT / TNE	2,874	2,448	426	17%
Pulmonology	895	616	279	45%
Spine	837	93	744	800%
Repairs, peripherals, and accessories	1,962	1,483	479	32%
Total medical sales	13,735	8,371	5,364	64%
Total industrial sales	2,951	2,528	423	17%
Net sales	$16,686	$10,899	$5,787	53%

Gross profit was $5.1 million for the full year fiscal 2012, which represents an increase of $2.2 million, or 74%, over the full year fiscal 2011. Gross margin for the period increased over 300 basis points to 30% from 27% in fiscal 2011, primarily attributable to a more favorable sales mix and favorable manufacturing variances.

SG&A expenses were $12.0 million, an increase of $1.3 million, or 11% in the full year fiscal 2012. This increase in expense was largely driven by higher stock-based compensation expense. As a percentage of sales, SG&A decreased to 72% compared to 99% reported during the same period last year.

R&D expenses decreased by $0.4 million, or 10%, to $3.2 million in the full year fiscal 2012. As a percentage of sales, R&D decreased to 19% for the full year fiscal 2012, which compares to 32% reported during the same period last year.

The Company’s operating loss decreased 11% to $10.1 million during the full year fiscal 2012 driven largely by higher gross profit and partially offset by moderate increases in operating expenses.

The Company ended the full year fiscal 2012 with $2.7 million in cash and equivalents and working capital of $6.0 million.

As of March 31, 2012, the Company has drawn the total of the $10 million line of credit provided by the Company’s Chairman, Lewis C. Pell.

On April 27, 2012, the Company entered into a purchase agreement with Lincoln Park Capital Fund, LLC, a Chicago-based institutional investor, for the sale of up to a total of $15 million of its common stock. The purchase agreement commits LPC to purchase up to $15 million of Vision-Sciences’ common stock, from time to time, over a 36-month period, subject to specified limitations, including an initial investment of $1 million that occurred on the closing date. LPC has no right to require any sales by Vision-Sciences, but is obligated under the agreement to purchase the Company’s common stock, as Vision-Sciences directs in its sole discretion as provided in the agreement. Vision-Sciences may terminate the agreement at any time, without cost or penalty. Under the agreement, there are no upper limits to the price LPC may pay to purchase Vision-Sciences’ common stock. The pricing of any future sales to LPC is fixed pursuant to a formula tied to the market prices of the Company’s common stock during the period preceding the notice to LPC, without any fixed discount. Vision-Sciences will therefore know on the date it elects to sell stock to LPC the price per share that LPC will be required to pay. A more detailed description can be found on form 8-K filed with the SEC on April 27, 2012.

Conference Call
A conference call hosted by Cynthia Ansari, Chief Executive Officer and Katherine Wolf, Chief Financial Officer and EVP, Corporate Development, to discuss the results will be held at 8:30 a.m. EDT, on Tuesday, May 15, 2012.

Conference dial-in:	(877) 303-1595
International dial-in:	(970) 315-0449
Conference ID:	79543747
Webcast:	http://ir.visionsciences.com/

An audio replay of the conference call will be available from 11:30 a.m. EDT on Tuesday, May 15, 2012, through 11:30 p.m. EDT on May 29, 2012 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 from abroad. The audio webcast will also be available in the Investor Section of the Company’s website at www.visionsciences.com.

Forward Looking Statements
Except for the historical information provided, the matters discussed in this release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements. Other risk factors are detailed in our most recent annual report and other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

About Vision-Sciences, Inc.
Vision-Sciences, Inc. designs, develops, manufactures and markets products for endoscopy – the science of using an instrument, known as an endoscope, to provide minimally invasive access to areas not readily available to the human eye.  Vision-Sciences’ unique flexible endoscopic products utilize a streamlined visualization system and proprietary sterile disposable sheaths, known as EndoSheath technology, to provide users quick, efficient endoscope turnover while ensuring enhanced patient safety through the use of sterile, single-use technology.  Within its medical segment, Vision-Sciences targets five main areas for its fiber and video endoscopes and EndoSheath technology:  urology, pulmonology, gastroenterology (GI), ENT (ear, nose and throat) and spine.  Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System®. Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision-Sciences, Inc.
Katherine Wolf
CFO & EVP, Corporate Development
845.365.0600
invest@visionsciences.com

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(audited)

Net sales	$4,591	$3,227	$16,686	$10,899
Cost of sales	3,388	2,446	11,601	7,979
Gross profit	1,203	781	5,085	2,920

Selling, general, and administrative expenses	2,991	2,899	12,045	10,771
Research and development expenses	994	1,527	3,155	3,511
Operating loss	(2,782)	(3,645)	(10,115)	(11,362)

Interest income	-	4	9	8
Interest expense	(160)	(98)	(489)	(333)
Debt cost expense	(143)	(40)	(372)	(141)
Other, net	(5)	(5)	(48)	(6)
	(308)	(139)	(900)	(472)
Loss before provision for income taxes	(3,090)	(3,784)	(11,015)	(11,834)
Income tax provision	1	-	1	9
Net loss	$(3,091)	$(3,784)	$(11,016)	$(11,843)

Net loss per common share - basic and diluted	$(0.07)	$(0.09)	$(0.25)	$(0.31)

Weighted average number of shares outstanding - basic and diluted	44,496	42,639	44,246	38,318

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	March 31,
	2012	2011
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$2,674	$9,180
Accounts receivable, less allowances of $58 and $56, respectively	2,132	1,592
Inventories, net	3,970	6,096
Prepaid expenses and other current assets	197	332
Total current assets	8,973	17,200

Machinery and equipment	3,516	3,182
Demo equipment	1,070	1,413
Furniture and fixtures	224	224
Leasehold improvements	372	372
Property and equipment, at cost	5,182	5,191
Less—accumulated depreciation and amortization	3,149	2,970
Total property and equipment, net	2,033	2,221
Other assets, net	77	73
Deferred debt cost, net	1,516	272
Total assets	$12,599	$19,766

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations	$91	$65
Accounts payable	587	921
Accrued expenses	944	782
Accrued compensation	657	706
Advances from customers	672	5,693
Total current liabilities	2,951	8,167

Line of credit—related party	10,000	5,000
Capital lease obligations, net of current portion	97	75
Total liabilities	13,048	13,242

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value
Authorized—5,000 shares;
issued and outstanding—none	-	-
Common stock, $0.01 par value
Authorized—75,000 shares;
issued and outstanding—45,396 shares and 44,025 shares, respectively	454	440
Additional paid-in capital	98,382	94,339
Treasury stock at cost, 7 shares of common stock and none, respectively	(14)	-
Accumulated deficit	(99,271)	(88,255)
Total stockholders’ (deficit) equity	(449)	6,524
Total liabilities and stockholders’ equity	$12,599	$19,766

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands, except per share amounts)

	Fiscal Year Ended March 31,
	2012	2011
	(unaudited)	(audited)
Cash flows from operating activities:
Net loss	$(11,016)	$(11,843)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	832	747
Stock-based compensation expense	2,008	1,678
Par value of common stock issued	10	-
Recovery of losses on accounts receivable	(1)	(209)
Debt cost expense	372	141
Loss on disposal of fixed assets	48	-
Changes in assets and liabilities:
Accounts receivable	(539)	(236)
Inventories	1,773	(2,599)
Prepaid expenses and other current assets	135	556
Other assets	(9)	-
Accounts payable	(334)	54
Accrued expenses	162	(202)
Accrued compensation	(49)	(401)
Advances from customers	(5,021)	5,693
Net cash used in operating activities	(11,629)	(6,621)
Cash flows from investing activities:
Purchase of short-term investments	-	(149)
Proceeds from short-term investment sales/maturities	-	596
Proceeds from disposal of fixed assets	10	-
Purchase of property and equipment	(209)	(269)
Net cash (used in) provided by investing activities	(199)	178
Cash flows from financing activities:
Advances on line of credit - related party	5,000	2,500
Payments for deferred debt cost	(5)	-
Payments on capital leases	(87)	(64)
Proceeds from private placement	-	10,500
Proceeds from exercise of stock options	428	147
Common stock repurchased	(14)	-
Net cash provided by financing activities	5,322	13,083
Net (decrease) increase in cash and cash equivalents	(6,506)	6,640
Cash and cash equivalents at April 1	$9,180	$2,540
Cash and cash equivalents at March 31	$2,674	$9,180